Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:
"AIR INDUSTRIES GROUP, INC.", A DELAWARE CORPORATION, WITH AND INTO "AIR INDUSTRIES GROUP" UNDER THE NAME OF "AIR INDUSTRIES GROUP", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY—EIGHTH DAY OF AUGUST, A.D. 2013, AT 4:04 O'CLOCK P.M.
AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE THIRTIETH DAY OF AUGUST, A.D. 2013.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 04:04 PM 08/28/2013 FILED 04:04 PM 08/28/2013 SRV 131033935 - 4089436 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:The name of each constituent corporation is Air Industries Group____________________, a Nevada                corporation, and Air Industries Group, Inc.               , a Delaware corporation.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.
THIRD: The name of the surviving corporation is Air Industries Group____________________, a Nevada corporation.
FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
FIFTH: The merger is to become effective on August 30, 2013          .
SIXTH: The Agreement of Merger is on file at 1479 North Clinton Ave. Bay Shore, NY 11706          the place of business of the surviving corporation.
SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving corporation at 1479 North Clinton Ave., Bay Shore, NY 11706   .

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 28  day of August    , A.D., 2013   .

By:	/s/ Peter D. Rettaliata
Authorized Officer

Name:	Peter D. Rettaliata
Print or Type

Title:	President